Exhibit 10.5

Execution Copy

ATMOS ENERGY CORPORATION
ANNUAL INCENTIVE PLAN FOR MANAGEMENT
(as amended and restated October 1, 2016)

The Atmos Energy Corporation Annual Incentive Plan for Management (hereinafter called the “Plan”) was adopted by the Board of Directors of Atmos Energy Corporation, a Texas and Virginia corporation (hereinafter called the “Company”), on August 12, 1998 to be effective October 1, 1998 and was first approved by the Company’s shareholders on February 10, 1999. The Plan has been subsequently amended and restated, with the last amendment being approved by the shareholders on February 3, 2016.
ARTICLE 1

PURPOSE

The Plan is intended to provide the Company a means by which it can engender and sustain a sense of personal commitment on the part of its executives and senior managers in the continued growth, development, and financial success of the Company and encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company, shareholders and customers. Accordingly, the Company may award to executives and senior managers annual incentive compensation on the terms and conditions established herein.

ARTICLE 2

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1    “Award” means the compensation payable under this Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions, and limitations established by the Committee and the Plan.

2.2     “Board” means the Board of Directors of the Company.

2.3    (a)     “Change in Control” of the Company occurs upon a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets, as follows:

(i)    Change in Ownership. A change in ownership of the Company occurs on the date of consummation of any transaction under which any “Person” (as defined in Section 2.3(b)(i) below), other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change of Control. In addition, if any Person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (ii) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (i); or

(ii)    Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (i) above, a change in the effective control of the Company occurs on either of the following dates:

(A)    the date of consummation of any transaction under which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock. However, if any Person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (ii)(A); or

(B)    the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)    Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date of consummation of any transaction under which a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (B) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (C) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (D) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

(b)    For purposes of subparagraph (a) above:

(i)    “Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.

(ii)    “Affiliate” shall have the meaning set forth in Rule 12b‑2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

(c)    The provisions of this Section 2.3 shall be interpreted in accordance with the requirements of the Final Treasury Regulations under Section 409A of the Code, it being the intent of the parties that this Section 2.3 shall be in compliance with the requirements of said Code Section and said Regulations.

2.4    “Code” means the Internal Revenue Code of 1986, as amended, together with the published rulings, regulations, and interpretations duly promulgated thereunder.

2.5    “Committee” means the committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.

2.6    “Common Stock” means the common stock, with no par value (stated value of $.005 per share), which the Company currently is authorized to issue or may in the future be authorized to issue.

2.7    “Company” means Atmos Energy Corporation, a Texas and Virginia corporation, and any successor entity.

2.8     “Covered Participant” means a Participant who is a “covered employee” as defined in Section 162(m)(3) of the Code, and the regulations promulgated thereunder, or who the Committee believes will be such a covered employee for a Performance Period, as provided in Section 162(m) of the Code.

2.9    “Date of Conversion” means the date on which the Board approves the Awards which have been determined and recommended by the Committee; this is also the effective Date of Conversion for Restricted Stock Units.

2.10    “Employee” means common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company.

2.11    “Fair Market Value” of a share of Common Stock is the mean of the highest and lowest prices per share on the New York Stock Exchange Consolidated Tape, or such reporting service as the Board may select, on the appropriate date, or in the absence of reported sales on such day, the most recent previous day for which sales were reported.

2.12    “Long-Term Incentive Plan” is the Atmos Energy Corporation 1998 Long-Term Incentive Plan, as amended from time to time.

2.13    “Participant” means an Employee who is selected by the Committee to participate in the Plan.

2.14    “Performance Criteria” or “Performance Goals” or “Performance Measures” mean the objectives established by the Committee for a Performance Period, for the purpose of determining when an Award subject to such objectives is earned.

2.15 “Performance Period” means the consecutive 12-month period that constitutes the Company’s fiscal year.

2.16      “Plan” means the Atmos Energy Corporation Annual Incentive Plan for Management, dated effective October 1, 1998, as amended from time to time.

2.17    “Restricted Stock Unit” means a fixed or variable dollar denominated right to acquire Common Stock, which may or may not be subject to restrictions, contingently granted to a Participant as permitted and pursuant to the terms and provisions of the Long-Term Incentive Plan.

2.18    “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii)

any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.19    “Termination of Service” means with respect to each Participant who is an Employee, a “separation from service” as defined in Section 1.409A-1(h) of the Final Treasury Regulations under Section 409A of the Code, or any successor provision thereto.

ARTICLE 3

ADMINISTRATION

The Plan shall be administered by the Human Resources Committee of the Board (the “Committee”) unless otherwise determined by the Board. If said Human Resources Committee does not so serve, the Committee shall consist of not fewer than two persons; any member of the Committee may be removed at any time, with or without cause, by resolution of the Board; and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

All actions to be taken by the Committee under this Plan, insofar as such actions affect compliance with Section 162(m) of the Code, shall be limited to those members of the Board who are Non-employee Directors and who are “outside directors” under Section 162(m) of the Code. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

The Committee shall determine and designate from time to time the eligible persons to whom Awards will be made. The Committee, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and (iii) make such other determinations and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties.

With respect to restrictions in the Plan that are based on the requirements of Section 162(m) of the Code, Section 409A of the Code, or any other applicable law, rule or restriction (collectively, “applicable law”), to the extent that any such restrictions are no longer required by applicable law, the Committee shall have the sole discretion and authority to grant Awards hereunder that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

ARTICLE 4

ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer) is eligible to participate in the Plan. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards, and the agreements evidencing same) need not be uniform and may be made by it selectively among Employees who receive, or are eligible to receive, Awards under the Plan.

ARTICLE 5

PERFORMANCE GOALS AND MEASUREMENT

5.1    Performance Goals Establishment. Performance Goals shall be established by the Committee not later than 90 days after commencement of the Performance Period. The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of individual performance.

5.2    Awards. Awards shall be made annually in accordance with actual performance compared to the Performance Goals previously established by the Committee for the Performance Period.

5.3    Performance Goals. Performance Goals relating to Covered Participants for a Performance Period shall be established by the Committee in writing. Performance Goals may include alternative and multiple Performance Goals and may be based on one or more business and/or financial criteria. In establishing the Performance Goals for the Performance Period, the Committee in its discretion may include one or any combination of the following criteria in either absolute or relative terms, for the Company or any Subsidiary:

(a)    Total shareholder return;
(b)    Return on assets, equity, capital, or investment;

(c)
Pre-tax or after-tax profit levels, including: earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profits after tax, and net income;

(d)    Cash flow and cash flow return on investment;
(e)    Economic value added and economic profit;
(f)    Growth in earnings per share;

(g)	Levels of operating expense or other expense items as reported on the income statement, including operating and maintenance expense; and/or

(h)	Measures of customer satisfaction and customer service as surveyed from time to time, including the relative improvement therein.

5.4    Adjustments. The Committee is authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) items that are of an unusual nature or indicate infrequency of occurrence, (ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting principles, (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results, and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, reduce the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, provided that such adjustment is permitted by Section 162(m) of the Code.

5.5    Determination of Awards. The Award and payment of any Award under this Plan to a Covered Participant with respect to a relevant Performance Period shall be contingent upon the attainment of the Performance Goals that are applicable to such Covered Participant. The Committee shall certify in writing prior to payment of any such Award that such applicable Performance Goals relating to the Award are satisfied. Approved minutes of the Committee may be used for this purpose. The Performance Goals shall not allow for any discretion by the Committee as to an increase in any Award, but discretion to lower an Award is permissible.

ARTICLE 6

AWARDS

6.1    Timing of Awards. At the first meeting of the Committee after the completion of the Performance Period, the Committee shall review the prior year’s performance in relation to the Performance Goals and shall determine and recommend to the Board the Awards for such Performance Period. Following the meeting of the Committee, the Board shall meet and approve the Awards as recommended by the Committee. The meeting of the Committee and the meeting of the Board pursuant to this Section 6.1 shall both occur within 60 days following the completion of the Performance Period.

6.2    Form of Awards. Awards are paid in cash after the end of the Performance Period and as soon as administratively feasible following the Board approval as described in Section 6.1, but in no event shall such cash Awards be paid later than December 31 of the calendar year in which the Performance Period ends. However, if and as the Committee so permits, an Employee who becomes a Participant prior to the commencement of the Performance Period may voluntarily elect, prior to the commencement of the Performance Period, to convert any Award paid to him in cash in 25 percent increments, in whole or part, into Restricted Stock Units, with the value of the Restricted Stock Units (each such Unit being equal to the Fair Market Value of a share of Common Stock as of the Date of Conversion) being equal to 120% of the amount of the Award. An Employee who becomes a Participant after the commencement of the Performance Period may not voluntarily elect to convert into Restricted Stock Units any portion of any Award paid to him in cash from the date of commencement of his participation through the end of such Performance Period.

For all Restricted Stock Units received as a result of a Participant’s election to convert, on the date which is three (3) years from the Date of Conversion (the “Distribution Date”), but in no event later than December 31 of the calendar year in which the Distribution Date occurs, the Participant shall receive a distribution of shares of Common Stock equal in number to the number of Restricted Stock Units determined under this Section 6.2. These Restricted Stock Units will be granted as time-lapse restricted stock units on the Date of Conversion pursuant to the Long-Term Incentive Plan.

6.4    Maximum Awards. The maximum cash Award that may be made to a Covered Participant under the Plan for any Performance Period shall be $2.0 million.

ARTICLE 7

WITHHOLDING TAXES

The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld with respect to such payments.

ARTICLE 8

NO RIGHT TO CONTINUED EMPLOYMENT OR AWARDS

No Employee shall have any claim or right to be made an Award, and the making of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any of its Subsidiaries. Further, the Company and its Subsidiaries expressly reserve the right at any time to terminate the employment of any Participant free from any liability under the Plan; except that a Participant, who meets or exceeds the Performance Goals for the Performance Period and was actively employed for the full term of the Performance Period, will be eligible for an Award even though the Participant is not an active employee of the Company at the time the Committee makes Awards under the Plan.

ARTICLE 9

CHANGE IN CONTROL

Immediately upon a Change in Control, notwithstanding any other provision of this Plan, all Awards for the Performance Period in which the Change in Control occurs shall be deemed earned at the target Performance Goal level, and the Company shall make a payment in cash to each Participant within twenty (20) days after the effective date of the Change in Control in the amount of such target Award. The making of Awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any portion of its businesses or assets.

ARTICLE 10

AMENDMENT, MODIFICATION, SUSPENSION, OR TERMINATION

Subject to the limitations set forth in this Article 10, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan and Awards under the Plan to continue to comply with Section 162(m) of the Code, including any successors to such Section, shall be effective unless such amendment shall be approved by the requisite vote of the shareholders of the Company entitled to vote thereon.

ARTICLE 11

GOVERNING LAW

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable Federal law.

ARTICLE 12

SUCCESSORS AND ASSIGNS

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform the Company’s obligation under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. As used herein, the “Company” shall mean the Company as hereinbefore defined and any aforesaid successor to its business and/or assets.

ARTICLE 13

EFFECTIVE DATE AND TERM

The Plan became effective as of October 1, 1998 and will terminate as of September 30, 2021. After termination of the Plan, no future Awards may be made.

ARTICLE 14

INTERPRETATION

The Plan is designed to comply with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner consistent with that intent.

ARTICLE 15

INDEMNIFICATION

No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

ARTICLE 16

CODE SECTION 409A COMPLIANCE

To the extent (i) any payment to which a Participant becomes entitled under this Plan in connection with the Participant’s termination of employment with the Company (for reasons other than death) constitutes a payment of deferred compensation subject to Section 409A of the Code, and (ii) the Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payment shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of Participant’s “separation from service” (as such term is defined in final Treasury Regulations issued under Section 409A of the Code and any other guidance issued thereunder) with the Company; or (B) the date of the Participant’s death following such separation from service. Upon the expiration of the applicable deferral period, any payment which would have otherwise been made during that period in the absence of this Article 16 shall be made to the Participant or the Participant’s beneficiary.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of September 16, 2016 by its Chief Operating Officer pursuant to prior actions taken by the Board.

ATMOS ENERGY CORPORATION
By: /s/ MICHAEL E. HAEFNER
Michael E. Haefner
President and Chief Operating Officer

Attest:
/s/ PHILLIP L. ALLBRITTEN
Phillip L. Allbritten
Associate General Counsel and
Assistant Corporate Secretary